Exhibit 99.1

WILLIAM PENN BANCORPORATION HIRES AMY HANNIGAN AS DIRECTOR OF CORPORATE DEVELOPMENT

Bristol, Pennsylvania, April 30, 2021 — William Penn Bancorporation (Nasdaq: WMPN) (“Company”), parent company of William Penn Bank (“Bank” and, together with the Company, “William Penn”), announced today that Amy Hannigan will join the Company and the Bank as Executive Vice President and Director of Corporate Development, effective May 10, 2021.

Ms. Hannigan previously served as Senior Vice President and Corporate Controller of WSFS Financial Corporation, the parent company of WSFS Bank, headquartered in Wilmington, Delaware with approximately $14 billion in assets. Ms. Hannigan joined WSFS in 2019, following the acquisition of Beneficial Bancorp, Inc., the parent company of Beneficial Bank, headquartered in Philadelphia, Pennsylvania with approximately $6 billion in assets, where Ms. Hannigan served as Senior Vice President and Chief Accounting Officer.

During her tenure with WSFS, Ms. Hannigan was involved in the successful financial integration of the systems and operations of Beneficial Bank. During her tenure with Beneficial, Ms. Hannigan led the financial integrations for two major acquisitions, managed the second-step conversion of the Bank, and directed Beneficial’s financial reporting and accounting operations.

Ms. Hannigan joined Beneficial Bank in 2007 following the acquisition of Farmers & Mechanics Bank, headquartered in Burlington, New Jersey with approximately $1.1 billion in assets, where she served as the Vice President and Corporate Controller.

"I am excited to be joining William Penn Bank and I look forward to contributing to the growth and expansion of this exceptional organization," said Ms. Hannigan.

“In keeping with our strategy of hiring talented executives with experience in larger publicly-traded community banking companies, we are delighted to add Amy Hannigan to our executive management team,” said Ken Stephon, Chairman, President & CEO of William Penn. “Amy has excelled over the past 30 years in increasingly critical finance roles, and we believe that the addition of her exceptional talent will not only build on our company’s success, but also help us to accelerate our strong momentum in the future.”

As Director of Corporate Development, Ms. Hannigan will report to Ken Stephon and be responsible for a number of essential areas, including Investment and Interest Rate Risk Management, Capital Management, Mergers & Acquisitions, and Investor Relations.

Ms. Hannigan began her career in 1988 with Coopers & Lybrand where she served as an Audit Manager in the financial services industry. She is a Certified Public Accountant and received her Bachelor of Science degree in Accounting from the University of Delaware.

William Penn Bancorporation, headquartered in Bristol, Pennsylvania, is the holding company for William Penn Bank, which serves the Delaware Valley area through thirteen full-service branch offices in Bucks County and Philadelphia, Pennsylvania, and Burlington and Camden Counties in New Jersey. The Company's executive offices are located at 10 Canal Street, Suite 104, Bristol, Pennsylvania 19007. William Penn Bank's deposits are insured up to the legal maximum (generally $250,000 per depositor) by the Federal Deposit Insurance Corporation (FDIC). The primary federal regulator for William Penn Bank is the FDIC. For more information about the Bank and William Penn, please visit www.williampenn.bank.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.